Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE

Conference Call to be Held Today at 1:30 p.m. PDT/4:30 p.m. EDT

RANCHO CORDOVA, Calif., May 14, 2019 – Cesca Therapeutics Inc. (Nasdaq: KOOL), a market leader in automated cell processing and autologous cell therapies for regenerative medicine, today announced financial and operating results for the first quarter ended March 31, 2019 and provided a corporate update.

First Quarter 2019 Highlights:

●

Cesca entered into a reorganization of the business and equity ownership of its majority-owned ThermoGenesis Corp. subsidiary. In the reorganization, the cell-processing assets acquired by ThermoGenesis from SynGen Inc. in July 2017 were contributed to a newly formed subsidiary of ThermoGenesis named CARTXpress Bio, Inc., and a third party’s 20% interest in ThermoGenesis was exchanged for a 20% interest in CARTXpress Bio. As a result of the reorganization, Cesca has become the 100% owner of ThermoGenesis and holds, through ThermoGenesis, an 80% equity interest in CARTXpress Bio.

●	ThermoGenesis completed construction of a 1,000 square foot in-house clean room, significantly expanding the company’s manufacturing capacity and ability to meet demand for its X-Series® cartridges.

●	Expanded adoption of ThermoGenesis’ CAR-TXpress platform technology to over 20 institutional customers by the end of the quarter.

●

ThermoGenesis signed a supply agreement with Orthohealing Center Management, enabling Orthohealing’s network of physicians to prepare precise cell concentrates for its patients from autologous bone marrow using ThermoGenesis’s PXP® System.

●

ThermoGenesis received clearance for labeling by TÜV Rheinland for the X-Series Control Module and Docking Stations. This clearance signifies that the company’s CAR-TXpress platform tools have been tested and comply with international standards for electrical safety.

●

ThermoGenesis received Health Canada approval for the PXP® System for POC harvesting of purified mononuclear cells and platelets from blood or bone marrow, an important step in the company’s commercialization efforts.

“The actions we have undertaken in just the first few months of 2019 have allowed us to more solidly position the company as an emerging provider of highly differentiated cellular processing solutions to the cell-based therapy market,” said Chris Xu, PhD, Chief Executive Officer of Cesca. “Of note, activities within our device division, ThermoGenesis, have been robust, as we continue to expand visibility and sales of our three proprietary platform technologies: AutoXpress® for stem cell banking; POCXpress™ for clinical cell therapy applications; and CAR-TXpress™ for large scale CAR-T therapeutics manufacturers. Approval of our PXP® system by Health Canada during the first quarter further validates the value of this important technology.”

Financial results for the first quarter 2019 showed a material improvement compared to the same quarter a year ago. Revenues increased by 59% and loss from operations dropped by 72% compared to the first quarter of 2018. “The company is seeing the positive impact of the reorganization it completed in 2018. Increased revenues with lower overhead expenses have dramatically improved the company’s gross profit as compared to the same quarter last year. These changes are helping to drive the company towards its goal of being cash flow positive by the end of 2019,” stated Jeff Cauble, Vice President of Finance of Cesca.

Financial Results for the Quarter Ended March 31, 2019

Net revenues. Net revenues for the three months ended March 31, 2019 were $3.0 million compared to $1.9 million for the first quarter in 2018, an increase of $1.1 million or 59% year over year. The increase was driven by sale of AXP disposables, which had shipments of approximately 250 cases to distributors in China and Europe during the quarter ended March 31, 2019. BioArchive® device sales also increased, driven by the sale of more devices in the quarter ended March 31, 2019 as compared to the quarter ended March 31, 2018.

Gross profit. Gross profit for the three months ended March 31, 2019 was $1.3 million, or 42% of net revenue, compared to $352,000, or 19.0% of net revenue, for the comparable period in 2018. The gross profit margin increase was driven by reduced overhead expenses as a result of the June 2018 reorganization, lower disposable costs through price efficiencies from contract manufacturers and increased service revenue.

Sales and marketing expenses. Sales and marketing expenses for the three months ended March 31, 2019 were $341,000 compared to $325,000 for the comparable period in 2018.

Research and development expenses. Research and development (R&D) expenses for the three months ended March 31, 2019 were $563,000, compared to $1.0 million for the comparable period in 2018. The decrease was driven primarily by a reduction in personnel costs as a result of the June 2018 reorganization and reduced spending on R&D projects.

General and administrative expenses. General and administrative expenses for the three months ended March 31, 2019 were $1.3 million, compared to $2.2 million for the comparable period in 2018. The decrease was driven by a decline in personnel costs due to the reorganization completed in 2018, a reduction in legal expenses and lower employee benefit costs as compared to the first quarter of 2018.

Loss from operations. For the quarter ended March 31, 2019, loss from operations was $906,000 as compared to $3.3 million for the first quarter in 2018, a 72% decrease over the prior year comparable period. This represents an increase in profitability from operations of $2.4 million or 72% over the comparable quarter from the prior year.

Net loss. For the three months ended March 31, 2019, the company reported a net loss attributable to common stockholders of $1.9 million, or ($0.08) per share, based on approximately 24.6 million weighted average basic and diluted common shares outstanding. This compares to a net loss of $3.0 million, or ($0.27) per share, based on approximately 11.1 million weighted average basic and diluted common shares outstanding for the three months ended March 31, 2018. The net loss for the quarter ended March 31, 2019 included $586,000 of non-cash amortization relating to the related party note payable, as compared to $0 for the quarter ended March 31, 2018.

At March 31, 2019, the company had cash and cash equivalents totalling approximately $2.2 million, compared with approximately $2.4 million at December 31, 2018.

Conference Call and Webcast Information

Cesca will host a conference call today at 1:30pm PT/4:30pm ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit:  http://investors.cescatherapeutics.com/events-and-presentations/events.

A replay of the call will be available for three weeks, until June 4, and can be accessed by dialing 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada), and referencing access code 10130653. The webcast will be available for three months.

About Cesca Therapeutics Inc.

Cesca Therapeutics develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis develops, commercializes and markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The company has developed an automated, functionally-closed CAR-TXpress™ platform to streamline the manufacturing process for the emerging CAR-T immunotherapy market. For more information about Cesca, please visit: www.CescaTherapeutics.com. For additional information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Wendy Samford

916-858-5191

ir@thermogenesis.com

Investor Contact:

Paula Schwartz, Rx Communications

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,237,000	$2,400,000
Accounts receivable, net	1,994,000	1,509,000
Inventories	4,309,000	4,493,000
Prepaid expenses and other current assets	313,000	224,000

Total current assets	8,853,000	8,626,000

Restricted cash	1,000,000	1,000,000
Equipment, net	2,443,000	2,562,000
Right-of-use operating lease assets, net	941,000	--
Goodwill	781,000	781,000
Intangible assets, net	1,561,000	1,591,000
Other assets	51,000	51,000

Total assets	$15,630,000	$14,611,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,464,000	$2,423,000
Other current liabilities	3,143,000	3,942,000

Total current liabilities	5,607,000	6,365,000

Long-term liabilities	3,744,000	1,515,000

Cesca Therapeutics Inc. stockholders' equity	5,323,000	8,442,000

Noncontrolling interests	956,000	(1,711,000)

Total liabilities and stockholders’ equity	$15,630,000	$14,611,000

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net revenues	$2,962,000	$1,867,000

Cost of revenues	1,704,000	1,515,000

Gross profit	1,258,000	352,000

Expenses:
Sales and marketing	341,000	325,000

Research and development	563,000	1,041,000

General and administration	1,260,000	2,242,000

Total operating expenses	2,164,000	3,608,000

Loss from operations	(906,000)	(3,256,000)

Fair value change of derivative instruments	--	259,000
Interest expense	(1,132,000)	(361,000)
Other (expenses)	(9,000)	(12,000)

Net loss	(2,047,000)	(3,370,000)

Loss attributable to noncontrolling interests	(176,000)	(410,000)

Net loss attributable to common stockholders	$(1,871,000)	$(2,960,000)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net cash used in operating activities	$(2,443,000)	$(2,063,000)

Cash flows from investing activities:
Capital expenditures	(38,000)	(290,000)
Cash flows from financing activities:
Payments on capital lease obligations	--	--
Proceeds from issuance of common stock, net	--	1,213,000
Proceeds from long-term debt-related party	1,513,000	500,000
Proceeds from note payable	800,000	--
Proceeds from exercise of pre-funded warrants	5,000	--

Net cash provided by financing activities	2,318,000	1,713,000

Effects of foreign currency rate changes on cash and cash equivalents	--	(1,000)
Net decrease in cash, cash equivalents and restricted cash	(163,000)	(641,000)

Cash, cash equivalents and restricted cash at beginning of period	3,400,000	4,513,000
Cash, cash equivalents and restricted cash at end of period	$3,237,000	$3,872,000